UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2007

Curtiss-Wright Corporation

(Exact Name of Registrant as Specified in its Charter)

DE	1-134	13-0612970
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Becker Farm Road Roseland, NJ	07068
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 597-4752

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 6, 2007, the Board of Directors for Curtiss-Wright Corporation named Dr. Allen Kozinski to the Board of Directors until his successor is nominated and elected. Dr. Kozinski will stand for reelection at the Company's 2007 Annual Meeting of Shareholders. During his career, Dr. Kozinski has held senior management positions at British Petroleum, Amoco, and Quaker Oats.

Dr. Kozinski began his career with Standard Oil of Indiana as a research engineer. After completing his doctorate in chemical engineering at the University of Wisconsin-Madison in 1971, he became an assistant professor at the University of Illinois Urbana. He resumed his corporate career in 1974 with Quaker Oats in process development, followed by senior management positions at Amoco and British Petroleum, which encompassed technology development, international expansion, and refining operations. In the last role, he led British Petroleum's world wide refining business.

In addition to a PhD in chemical engineering from the University of Wisconsin, Dr. Kozinski holds a masters degree in chemical engineering from the University of California-Berkeley, Berkeley, California, and a bachelor degree in chemical engineering from the University of Illinois, Champaign-Urbana, Illinois.

There are no transactions, or a series of similar transactions, or any currently proposed transactions, or a series of similar transactions, to which the Company is to be a party, in which the amount exceeds $60,000, and in which Dr. Kozinski had, or will have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curtiss-Wright Corporation (Registrant)

Date: February 8, 2007	By:	/s/ Glenn E. Tynan
Vice President Finance and CFO